Exhibit i

[SUTHERLAND ASBILL & BRENNAN LLP]

OPINION AND CONSENT OF SUTHERLAND ASBILL & BRENNAN LLP

Ameristock ETF Trust
1320 Harbor Bay Parkway, Suite 145
Alameda, California 94502

Re: Ameristock ETF Trust Registration Statement on Form N-1A
(File Nos. 333-136721; 811-21941)

Ladies and Gentlemen:

We have acted as counsel to Ameristock ETF Trust, a Delaware statutory trust (the "Trust"), in connection with the registration of an indefinite number of shares of beneficial interest (par value $0.001 per share) in the Ameristock/Ryan 1 Year Treasury ETF, Ameristock/Ryan 2 Year Treasury ETF, Ameristock/Ryan 5 Year Treasury ETF, Ameristock/Ryan 10 Year Treasury ETF, and Ameristock/Ryan 20 Year Treasury ETF, each a series of the Trust (the “Shares”), under the Securities Act of 1933, as amended (the “1933 Act”). The above-referenced Registration Statement on Form N-1A was filed with the Securities and Exchange Commission on August 18, 2006, and amended on March 9, 2007 and June 11, 2007.

In connection with this opinion, we have examined such Trust records, certificates and other documents and reviewed such questions of law as we have considered necessary or appropriate. In this regard and without limitation, we have examined the Registration Statement, as amended, the Declaration of Trust, as amended, and the By-laws of the Trust, and we are familiar with the actions taken by the Trust’s Board of Trustees at its meeting on February 12, 2007 regarding the authorization, issuance and sale of Shares. In our examination of such materials, we have assumed the genuineness of all signatures and the conformity to the original documents of all copies submitted to us. As to certain question of fact material to our opinion, we have relied on statements of officers of the Trust, upon representations of the Trust made in the Registration Statement, and upon certificates of public officials.

Based upon and subject to the foregoing, we are of the opinion that, when issued and sold in the manner described in the Registration Statement, the Shares will be duly authorized, validly issued, fully paid and nonassessable.

The foregoing opinion is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States and the Delaware Statutory Trust Act. We express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Miscellaneous Information” in the statement of additional information filed as part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

Very truly yours,

SUTHERLAND ASBILL & BRENNAN LLP

By:	/s/ W. Thomas Conner
W. Thomas Conner